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                            SCHEDULE 14A INFORMATION
                 REVOCATION STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
         (Revocation of Consent Statement)      Commission Only (as permitted
                                                by Rule 14a-6(e) (2))

     [ ] Definitive Proxy Statement
         (Revocation of Consent Statement)

     [X] Definitive Additional Materials

     [X] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      GREAT WESTERN FINANCIAL CORPORATION
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transactions:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement no.:

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     (3) Filing Party:

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     (4) Date Filed:

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

Great Western Logo

                                                                   April 4, 1997

Dear Great Western Stockholder:

     In the coming weeks, you will be asked to make some important decisions that will impact the value of your Great Western stock. It is of paramount importance that you have all necessary information so that you are in a position to make informed decisions. As we have previously promised, we will continue to communicate with you as important events unfold.

     One thing we think you should know about is the assessment by Charles R. Rinehart, Chief Executive Officer of H. F. Ahmanson & Company, of his own bank's weaknesses. After all, nobody knows a bank's problems better than its own CEO.

     In February 1996, Mr. Rinehart made a candid presentation to securities analysts and covered, among other things, the future of his bank. As part of the presentation, AHMANSON'S CEO RINEHART DESCRIBED HIS BANK AS LOW TECH, MARGINALLY EFFICIENT AND LACKING IN BROAD PRODUCT KNOWLEDGE.

     Equally important to your decision is what Mr. Rinehart hasn't told you about his bank's future:

         - AN AHMANSON-GREAT WESTERN MERGER WOULD MEAN A DIFFICULT AND TIME CONSUMING INTEGRATION PROCESS. We believe Ahmanson's inferior and incompatible technology and systems pose a serious threat to its ability to achieve a smooth integration. Ahmanson has a "home grown" computer system for deposits which we believe should be replaced in the coming years and will result in substantial costs to Ahmanson. Most of Washington Mutual's computers are already upgraded to year 2000 standards. GREAT WESTERN'S SYSTEM IS MUCH MORE ADVANCED THAN AHMANSON'S AND IS COMPATIBLE WITH WASHINGTON MUTUAL'S.

         - AHMANSON'S FINANCIAL PROJECTIONS APPEAR TO US TO BE BASED ON DISRUPTIVE COST CUTTING AND FINANCIAL ENGINEERING. In fact, Ahmanson's share repurchases represent over 150% of its pro forma net income (less preferred dividends) generated through 1999. We believe that AHMANSON'S OVERLY AGGRESSIVE PROJECTIONS, ESPECIALLY ITS MASSIVE $2.8 BILLION STOCK BUYBACK, WOULD RESULT IN A VERY THINLY CAPITALIZED COMPANY BURDENED WITH SUBSTANTIAL GOODWILL CHARGES AGAINST EARNINGS.

     Great Western remains strongly committed to its strategic merger agreement with Washington Mutual, and is working closely with Washington Mutual's Board of Directors to move forward with the merger. Your Board of Directors has discharged and continues to discharge its fiduciary duties to you in an exemplary manner. Ahmanson, on the other hand, has no duty or responsibility to you. In spite of its inferior proposal, Ahmanson persists in trying to solicit your consent. Your Board continues to urge you to oppose Ahmanson's consent solicitation, and not to sign any white consent card furnished by Ahmanson.

     ACT TODAY TO PROTECT YOUR INVESTMENT BY SIGNING, DATING AND MAILING THE ENCLOSED BLUE CONSENT REVOCATION CARD AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                Sincerely,

        John F. Maher Signature          James F. Montgomery
                                         Signature
        John F. Maher                    James F. Montgomery
        President and Chief              Chairman of the Board
        Executive Officer

             If you have any questions, please call our solicitor:
                         Georgeson & Company Inc. Logo
                          CALL TOLL FREE: 800-223-2064
                  Banks and Brokers call collect: 212-440-9800

    Great Western Financial Corporation ("Great Western") and certain other persons named below may be deemed to be participants in the solicitation of proxies in connection with the merger of Great Western and a wholly-owned subsidiary of Washington Mutual, Inc. ("Washington Mutual") pursuant to which each outstanding share of Great Western common stock would be converted into 0.9 shares of Washington Mutual common stock (the "Merger"). The participants in this solicitation may include the directors of Great Western (James F. Montgomery, John F. Maher, Dr. David Alexander, H. Frederick Christie, Stephen
E. Frank, John V. Giovenco, Firmin A. Gryp, Enrique Hernandez, Jr., Charles D. Miller, Dr. Alberta E. Siegel and Willis B. Wood, Jr.); the following executive officers of Great Western: J. Lance Erikson, Carl F. Geuther, Michael M. Pappas,
A. William Schenck III, Ray W. Sims and Jaynie M. Studenmund; and the following other members of management of Great Western: Stephen F. Adams, Bruce F. Antenberg, Barry R. Barkley, Ian D. Campbell, Charles Coleman, Allen D. Meadows and John A. Trotter (collectively, the "Great Western Participants"). As of the date of this communication, James F. Montgomery and John F. Maher beneficially owned 680,488 shares and 611,762 shares of Great Western common stock, respectively (including shares subject to stock options exercisable within 60 days). The remaining Great Western Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.

    Great Western has retained Goldman, Sachs & Co. ("Goldman Sachs") and Merrill Lynch & Co. ("Merrill Lynch") to act as its financial advisors in connection with the Merger, as well as the merger proposal by H. F. Ahmanson & Company, for which they received and may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Great Western has agreed to indemnify Goldman Sachs and Merrill Lynch and certain persons related to them against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Each of Goldman Sachs and Merrill Lynch is an investment banking firm that provides a full range of financial services for institutional and individual clients. Neither Goldman Sachs nor Merrill Lynch admits that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that
Schedule 14A requires the disclosure of certain information concerning Goldman Sachs and Merrill Lynch. In connection with Goldman Sachs's role as financial advisor to Great Western, Goldman Sachs and the following investment banking employees of Goldman Sachs may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: Joe Wender, John Mahoney, Andy Gordon, Todd Owens and Andrea Vittorelli. In connection with Merrill Lynch's role as financial advisor to Great Western, Merrill Lynch and the following investment banking employees of Merrill Lynch may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: Herb Lurie, Louis S. Wolfe, Paul Wetzel, Frank V. McMahon, John Esposito, Alex Sun, Christopher Del-Moral Niles and Kavita Gupta. In the normal course of their respective businesses Goldman Sachs and Merrill Lynch regularly buy and sell securities issued by Great Western and its affiliates ("Great Western Securities") and Washington Mutual and its affiliates ("Washington Mutual Securities") for its own account and for the accounts of its customers, which transactions may result from time to time in Goldman Sachs and its associates and Merrill Lynch and its associates having a net "long" or net "short" position in Great Western Securities, Washington Mutual Securities, or option contracts with other derivatives in or relating to Great Western Securities or Washington Mutual Securities. As of March 31, 1997, Goldman Sachs held positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" 18,173 of Great Western's common shares;
(ii) net "long" $1 million of Great Western's deposit notes; and (iii) net "long" 1,098 of Washington Mutual's common shares. As of March 31, 1997, Merrill Lynch had positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" 6,026 of Great Western's common shares;
(ii) net "long" 150 shares of Great Western's 8.30% preferred stock; and (iii) net "long" 1,526 of Washington Mutual's common shares.

    Other participants in the solicitation include Washington Mutual and may include the directors of Washington Mutual (Douglas P. Beighle, David Bonderman, Herbert M. Bridge, J. Taylor Crandall, Roger H. Eigsti, John W. Ellis, Daniel J. Evans, Anne V. Farrell, William P. Gerberding, Kerry K. Killinger, Samuel B. McKinney, Michael K. Murphy, Louis H. Pepper, William G. Reed, Jr. and James H. Stever); the following executive officers of Washington Mutual: Craig S. Davis, Steven P. Freimuth, Lee D. Lannoye, William A. Longbrake, Deanna W. Oppenheimer, Craig E. Tall and S. Liane Wilson; and the following other members of management of Washington Mutual: Karen Christensen, JoAnn DeGrande, William Ehrlich, James
B. Fitzgerald, Marc Kittner and Douglas G. Wisdorf (collectively, the "Washington Mutual Participants"). As of the date of this communication, David Bonderman, J. Taylor Crandall and Kerry K. Killinger beneficially owned 1,894,141 shares, 6,549,755 shares and 1,044,224 shares of Washington Mutual common stock, respectively. The remaining Washington Mutual Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Washington Mutual's equity securities. The Washington Mutual Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.

    Washington Mutual has retained Lehman Brothers Inc. ("Lehman Brothers") to act as its financial advisor in connection with the Merger for which it received and may receive substantial fees as well as reimbursement of reasonable out-of-pocket expenses. In addition, Washington Mutual has agreed to indemnify Lehman Brothers and certain persons related to it against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. Lehman Brothers is an investment banking firm that provides a full range of financial services for institutional and individual clients. Lehman Brothers does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that
Schedule 14A requires the disclosure of certain information concerning Lehman Brothers. In connection with Lehman Brothers' role as financial advisor to Washington Mutual, Lehman Brothers and the following investment banking employees of Lehman Brothers may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Washington Mutual and Great Western: Steven B. Wolitzer, Philip R. Erlanger, Sanjiv Sobti, David J. Kim, Craig P. Sweeney and Daniel A. Trznadel. In the normal course of its business Lehman Brothers regularly buys and sells Washington Mutual Securities and Great Western Securities for its own account and for the accounts of its customers, which transactions may result from time to time in Lehman Brothers and its associates having a net "long" or net "short" position in Washington Mutual Securities, Great Western Securities or option contracts with other derivatives in or relating to Washington Mutual Securities or Great Western Securities. As of March 31, 1997, Lehman Brothers had positions in Washington Mutual Securities and Great Western Securities as principal as follows: (i) net "short" 224 of Washington Mutual's common shares;
(ii) net "long" 27,434 shares of Washington Mutual's 9.12% preferred stock;
(iii) net "long" 124,964 shares of Washington Mutual's 7.60% preferred stock;
(iv) net "long" 12,629 of Great Western's common shares; and (v) net "long" 160,000 shares of Great Western's 8.30% preferred stock.